Exhibit 99.1

Hastings	CONTACT:	Dan Crow PR11-197
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Results for the Fourth
Quarter of Fiscal 2010
•
Adjusted operating income was $7.3 million for the fourth quarter compared to $6.5 million for the fourth quarter of fiscal 2009 and $3.9 million for fiscal 2010 compared to $4.9 million for fiscal 2009.

•	Total comparable store revenues decreased 3.2% for the quarter and increased 1.4% for fiscal 2010.

•
Merchandise comparable store revenues decreased 3.4% for the quarter and increased 1.5% for fiscal 2010. Rental comparable store revenues decreased 2.1% for the quarter and increased 1.0% for fiscal 2010.

•	Adjusted EBITDA was $11.6 million for the fourth quarter compared to $11.5 million for the fourth quarter of fiscal 2009 and $21.3 million for fiscal 2010 compared to $24.3 million for fiscal 2009.

•	Reduced long-term debt by $6.4 million during fiscal 2010 on top of a decrease of $6.3 million during fiscal 2009.

•	Repurchased approximately $6.4 million in common stock during fiscal 2010 compared to approximately $1.3 million during fiscal 2009.

•	Guidance issued for fiscal 2011.
AMARILLO, Texas, March 21, 2011—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2011. Net earnings were approximately $3.8 million, or $0.43 per diluted share, for the three months ended January 31, 2011 compared to net earnings of approximately $9.1 million, or $0.94 per diluted share, for the three months ended January 31, 2010. Net earnings for the three months and fiscal year ended January 31, 2010 included a change in estimate related to gift card breakage resulting in an increase in revenue of approximately $8.5 million, pretax, and a pretax gain of approximately $1.4 million resulting from the receipt of insurance proceeds related to a casualty loss incurred in fiscal 2008. Excluding these two favorable items, net earnings would have been approximately $3.0 million, or $0.31 per diluted share, for the three months ended January 31, 2010. Net earnings were approximately $1.7 million, or $0.18 per diluted share, for the fiscal year ended January 31, 2011 compared to net earnings of approximately $6.9 million, or $0.71 per diluted share, for the fiscal year ended January 31, 2010. Excluding the two favorable items discussed above, net earnings for the fiscal year ended January 31, 2010 would have been approximately $0.9 million, or $0.09 per diluted share. Gift card breakage revenues for the three months and fiscal year ended January 31, 2011 were approximately $0.3 million and $0.8 million, respectively.
Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“I am pleased that we were able to grow our adjusted operating income by approximately twelve percent to $7.3 million,” said John H. Marmaduke, Chief Executive Officer and Chairman. “Our revenues for the fourth quarter were impacted by the price of gasoline, the continued economic climate and inclement weather during January in most of our markets. January accounted for the majority of our decrease in comp revenues for the quarter. Additionally, we decided to be less promotional during the holiday season, beginning with black Friday, which had some impact on revenues but was a major contributor to our increase in merchandise gross margin dollars and rates. One of our key initiatives for fiscal 2010 was the expansion of our new and used comics category. We now have an expanded comic footprint in 126 of our stores which resulted in over $5 million in revenues during fiscal 2010, an increase of approximately 41% compared to fiscal 2009. Another of our initiatives was “The 49¢ Rental Movie Store” where our customers can rent any of over seven thousand catalogue titles for 49¢ when they bring it back the next day. As a result of this program, we saw a 20% revenue growth in catalogue titles in the third quarter of fiscal 2010 and a 13% revenue growth in the fourth quarter of fiscal 2010.”

“We are excited about our future, and we believe our vision for Hastings becoming the consolidator for entertainment retailing is becoming reality as our competitors close stores in our markets. We have seen over 30 competitors close their doors or announce their closing since January 1, 2011. We believe consumers still want the ability to see and touch products, and therefore Hastings continues to evolve and give our customers a unique shopping experience, the ability to BUY, SELL, TRADE, or RENT, combined with our online website which allows customers to shop online or stay up to date with their favorite local Hastings. Due to our flexible multimedia store model and seamless selection of new and used products, we believe that Hastings Entertainment is a sustainable retailer and we will see profitable growth and a bigger market share as many of our competitors cease to exist.”
Financial Results for the Fourth Quarter of Fiscal Year 2010
Revenues. Total revenues for the fourth quarter decreased approximately $15.6 million, or 8.9%, to $160.5 million compared to $176.1 million for the fourth quarter of fiscal 2009. As of January 31, 2011, we operated three fewer superstores, as compared to January 31, 2010, and operated one concept store, Sun Adventure Sports, which opened during the last month of the second quarter. Excluding gift card breakage revenue, total revenues for the fourth quarter of fiscal 2010 decreased approximately $7.3 million, or 4.4%. Comparable store sales, which exclude gift card breakage revenue, decreased 3.2%. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended January 31,
	2011		2010
		Percent		Percent	Decrease
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$138,863	86.5%	$145,566	82.7%	$(6,703)	-4.6%
Rental Revenue	21,415	13.3%	22,047	12.5%	(632)	-2.9%
Gift Card Breakage Revenue	264	0.2%	8,510	4.8%	(8,246)	-96.9%

Total Revenues	$160,542	100.0%	$176,123	100.0%	$(15,581)	-8.9%

Comparable-store revenues (“Comp”)

Total	-3.2%
Merchandise	-3.4%
Rental	-2.1%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2011	2010
Hardback Café	6.7%	10.8%
Trends	4.7%	19.4%
Electronics	2.3%	-6.4%
Movies	1.1%	2.5%
Music	-1.1%	-8.9%
Consumables	-5.0%	4.6%
Books	-7.0%	-1.9%
Video Games	-12.2%	22.8%
Merchandise Comp sales decreased slightly for the first two months of the quarter, but January Comp sales decreased significantly due to severe winter storms that negatively impacted sales in the majority of our markets. Hardback Café Comps increased 6.7% for the quarter primarily as a result of increased sales of specialty café drinks. Trends Comps increased 4.7% for the quarter primarily driven by increased sales of new and used comics, strong sales of “As Seen on TV” products such as Pillow Pets, and strong sales of shaped rubber bands and collectable card games. The increase in new and used comic sales is primarily due to an expanded comic footprint in 126 stores. Electronics Comps increased 2.3% for the quarter primarily due to increased sales of refurbished iPods and MP3 players, partially offset by lower sales of Blu-ray players. Movie Comps increased 1.1% for the quarter primarily resulting from increased sales of new and used Blu-ray movies and new DVD boxed sets, partially offset by lower sales of new DVDs. Music Comps decreased 1.1% for the quarter primarily due to lower sales of used CDs partially offset by a slight increase in sales of new CDs. Consumable Comps decreased 5.0% for the quarter primarily driven by lower sales of fountain drinks, bottled drinks and promotional candies, partially offset by increased sales of popcorn and assorted candies. Books Comps decreased 7.0% for the quarter primarily as a result of decreased sales of new trade paperbacks, mass market books, and hardbacks, which to some degree is attributable to the increasing popularity of electronic book readers, and lower sales of magazines. These decreases were partially offset by increased sales of used hardbacks, which increased approximately 10.0% for the quarter, and sales of value books, which increased 12.5%. Video Games Comps decreased 12.2% primarily due to lower sales of new games for the Nintendo Wii resulting from low allocations of Nintendo first-party titles, and lower sales of video game consoles and older generation video games. These decreases were partially offset by increased sales of used Microsoft XBOX 360 games and new and used video gaming accessories. During the fourth quarter of fiscal 2009, Sony significantly lowered their price points on the Playstation 3 gaming consoles which led to a significant increase in sales of these consoles. There was no comparable price drop during fiscal 2010, which primarily drove the decrease in console sales during the current quarter.
Rental Comps decreased 2.1% for the quarter, primarily due to fewer rentals of DVDs, books on CD, and video games, partially offset by increased rentals of Blu-ray movies. Rental Video Comps decreased 1.5% for the quarter, and Rental Video Game Comps decreased 1.1%. We are currently exiting the Book-on-CD category of our rental business. As a result, Rental Book-on-CD Comps decreased approximately $0.1 million, or 99.6% and units rented decreased by approximately 97.8%. Rental Comps for the first two months of the quarter were slightly better than the prior year, but January was down significantly due to severe winter storms that negatively impacted rentals in the majority of our markets.
Gross Profit — Merchandise. For the fourth quarter, total merchandise gross profit dollars increased approximately $0.4 million, or 1.0%, to $41.5 million from $41.1 million for the same period in the prior year primarily due to higher margin rates partially offset by lower revenues. As a percentage of total merchandise revenue, merchandise gross profit increased to 29.9% for the quarter compared to 28.3% for the fourth quarter of fiscal 2009, resulting primarily from a strategic decision not to be as promotional, beginning with Black Friday. This had a negative impact on revenues but increased gross profit dollars. Lower markdown expense and freight costs also helped drive the increase in the merchandise gross profit rate. We saw a slight decrease in shrinkage expense for the fourth quarter, as compared to the fourth quarter of fiscal 2009, which is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $0.5 million, or 3.6%, to $13.2 million from $13.7 million for the same period in the prior year due to lower revenues. As a percentage of total rental revenue, rental gross profit decreased to 61.8% for the quarter compared to 62.1% for the same period in the prior year primarily due to increased rental depreciation expense and shrinkage expense. Rental depreciation is a function of rental purchases over approximately a six month period.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue (excluding breakage revenue), SG&A increased to 30.2% for the fourth quarter compared to 29.8% for the fourth quarter of fiscal 2009 due to deleveraging resulting from lower revenues. SG&A decreased approximately $1.5 million during the quarter, or 3.0%, to $48.4 million compared to $49.9 million for the fourth quarter of fiscal 2009 primarily resulting from a decrease of approximately $0.8 million in impairment charges for underperforming and closed stores, a decrease of approximately $0.5 million in store advertising expense and a decrease of approximately $0.4 million in depreciation expense related to a reduction in capital expenditures. These decreases were partially offset by an increase of approximately $0.3 million in store labor costs.
Interest Expense. For the fourth quarter, interest expense increased approximately $0.1 million, or 50.0%, to $0.3 million, compared to $0.2 million for the fourth quarter of fiscal 2009, primarily as a result of higher interest rates incurred under our Amended and Restated Loan and Security Agreement. The average rate of interest charged for the quarter increased to 2.8% compared to 2.1% for the same period in the prior year.
Financial Results for the Fiscal Year Ended January 31, 2011

Revenues. Total revenues for fiscal 2010 decreased approximately $10.2 million, or 1.9%, to $521.1 million compared to $531.3 million for fiscal 2009. Excluding gift card breakage revenue, total revenues for the period decreased approximately $2.6 million, or 0.5%. Comparable store sales, which exclude gift card breakage revenue and the impact of operating fewer stores during the current period, increased approximately 1.4%. The following is a summary of our revenues results (dollars in thousands):

	Fiscal Year Ended January 31,
	2011		2010
		Percent		Percent	Decrease
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$440,038	84.5%	$441,462	83.1%	$(1,424)	-0.3%
Rental Revenue	80,216	15.4%	81,374	15.3%	(1,158)	-1.4%
Gift Card Breakage Revenue	801	0.1%	8,510	1.6%	(7,709)	-90.6%

Total Revenues	$521,055	100.0%	$531,346	100.0%	$(10,291)	-1.9%

Comparable-store revenues (“Comp”)

Total	1.4%
Merchandise	1.5%
Rental	1.0%
Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
	2011	2010
Trends	9.7%	6.4%
Hardback Café	9.7%	13.0%
Movies	6.3%	-3.2%
Video Games	4.7%	3.2%
Consumables	2.7%	4.1%
Electronics	2.0%	-2.0%
Books	-4.2%	-0.9%
Music	-4.8%	-12.6%
Trends Comps increased 9.7% for fiscal 2010 resulting primarily from strong sales of new and used comics, “As Seen on TV” products such as Pillow Pets, shaped rubber bands, Hex Bugs, collectible card games such as Magic: The Gathering, and action figures. The increase in new and used comics is primarily due to an expanded comic footprint in 126 stores. The increase in action figure sales was driven by an increase in action figures sold over the internet and the addition of collectible action figures to our product mix. Hardback Café Comps increased 9.7% for fiscal 2010 primarily due to increased sales of specialty café drinks. Movie Comps increased 6.3% for fiscal 2010 primarily driven by strong sales of new and used Blu-ray movies, DVD boxed sets and used DVDs, partially offset by lower sales of new DVDs. Video Game Comps increased 4.7% for fiscal 2010 primarily as a result of increased sales of new and used video games for the Sony Playstation 3 and Microsoft XBOX 360 and strong sales of video game accessories, partially offset by lower sales of new video games for the Nintendo Wii, older generation video games, and games for handheld gaming systems including the Nintendo DS and Sony PSP. Lower sales of new video games for the Nintendo Wii were a direct result of low allocations of Nintendo first-party titles. Consumables Comps increased 2.7% for fiscal 2010 primarily due to increased sales of assorted candies and gums, including candies and snacks cross merchandised on our video rental wall, and seasonal candy. Electronics Comps increased 2.0% for fiscal 2010 resulting from increased sales of MP3 players and related accessories, headphones and PC accessories, partially offset by lower sales of digital converter boxes, Blu-ray players and refurbished iPods. Books Comps decreased 4.2% for fiscal 2010 primarily driven by lower sales of new trade paperbacks, mass-market books, and hardbacks, which to some degree is attributable to the increasing popularity of electronic book readers, and lower sales of magazines, partially offset by increased sales of used trade paperbacks and hardbacks. The decrease in new trade paperbacks was also driven by a less favorable comparison to prior year sales of titles in The Twilight Saga series by Stephenie Meyer as sales of these titles decreased approximately $0.6 million, or 75.4%, for fiscal 2010. Music Comps decreased 4.8% for fiscal 2010 primarily due to lower sales of new and used CDs, resulting directly from a continued industry decline and a reduced footprint in ninety-six stores.
Rental Comps increased 1.0% for fiscal 2010, primarily due to fewer promotional sales being offered during the current period. Units rented increased 3.3% for fiscal 2010 as compared to fiscal 2009. Rental Video Comps increased 2.0% for the period while Rental Video Game Comps decreased 0.6% for the period.

Gross Profit — Merchandise. For fiscal 2010, total merchandise gross profit dollars increased approximately $1.9 million, or 1.4%, to $136.3 million from $134.4 million for fiscal 2009, due to higher margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.0% for fiscal 2010, compared to 30.4% for fiscal 2009 primarily due to improvements in margin management, lower markdown expense, and lower costs to return product. These decreases were partially offset by an increase in freight costs, which resulted directly from increased shipments related to our goShip program, and increased shrinkage expense. We continue to utilize a comprehensive store audit program to assess store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For fiscal 2010, total rental gross profit dollars decreased approximately $1.7 million, or 3.3%, to $50.3 million from $52.0 million for fiscal 2009 resulting from lower margin rates and lower revenues. As a percentage of total rental revenue, rental gross profit decreased to 62.7% for fiscal 2010 compared to 63.8% for fiscal 2009 primarily as a result of increased shrinkage and lower rental revenues partially offset by lower rental depreciation expense. Rental depreciation is a function of rental purchases over approximately a six month period.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue (excluding gift card breakage), SG&A increased to 35.4% for fiscal 2010 compared to 35.1% for the same period in the prior year. SG&A increased approximately $0.7 million, or 0.4%, to $184.1 million compared to $183.4 million for fiscal 2009 primarily due to an increase of approximately $1.3 million in labor costs which was primarily store labor, an increase in associate health insurance of approximately $0.6 million, an increase of approximately $0.6 million in store supplies expense, and an increase in stock-based compensation expense of approximately $0.4 million. Increases were partially offset by a decrease in depreciation expense of approximately $1.7 million related to a reduction in capital expenditures and a decrease of approximately $0.9 million in impairment charges for underperforming and closed stores.
Income Tax Expense. During fiscal 2010, the Company recorded a discrete tax benefit of approximately $0.2 million related to amended state returns resulting from an IRS audit of the Company’s previously filed Federal tax returns. During fiscal 2009, the Company recorded a discrete tax charge of approximately $0.4 million related to amended state and federal tax returns resulting from an IRS audit of the Company’s previously filed tax returns. Primarily as a result of these discrete tax items, the effective tax rates for fiscal 2010 and 2009 were 28.7% and 43.7%, respectively.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of January 31, 2011, the Board of Directors had approved increases in the program totaling $32.5 million. During the fourth quarter of fiscal 2010, we purchased a total of 146,960 shares of common stock at a cost of $901,825, or $6.14 per share. As of January 31, 2011, a total of 4,678,640 shares had been repurchased under the program at a cost of approximately $29.2 million, for an average cost of approximately $6.25 per share.
Amended and Restated Loan and Security Agreement
On July 22, 2010, we entered into an Amended and Restated Loan and Security Agreement with Bank of America, N.A., as agent, (the “Amended Agreement”), which amended and restated our Loan and Security Agreement dated as of August 29, 2000, as otherwise amended (the “Prior Agreement”). The Amended Agreement is substantially the same as the Prior Agreement, extends the maturity date of the Prior Agreement from August 29, 2011 to July 22, 2014, and provides that we may repurchase up to $10 million worth of our common stock. The Amended Agreement also provides that we may repurchase additional shares of our common stock in the event we meet certain criteria set forth in the Amended Agreement. The Amended Agreement is secured by substantially all of the assets of the Company and our subsidiary and is guaranteed by our subsidiary.
The amount outstanding under the Amended Agreement is limited by a borrowing base predicated on the sum of (a) 85% of Eligible Credit Card Receivables plus (b) (i) 85% multiplied by (ii) the Appraised Inventory Liquidation Value multiplied by (iii) Eligible Inventory (net of Inventory Reserves), less (c) Availability Reserves (each term as defined in the Facility), and is limited to a ceiling of $100 million, less a $10 million availability reserve.
Interest under the Credit Facility will accrue, at our election, at a Base Rate or Libor Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of Availability as defined in the Amended Agreement, with the Applicable Margin for Libor Rate loans ranging from 2.00% to 2.75% and the Applicable Margin for Base Rate loans ranging from 1.00% to 1.75%. In addition, unused line fees ranging from 0.30% to 0.375% (determined by reference to the level of usage under the Credit Facility) are also payable on unused commitments.

Store Activity
Since November 15, 2010, which was the last date we reported store activity, we have the following activity to report.
•	Store closed in Liberal, Kansas on March 15, 2011.
Fiscal Year 2011 Guidance
Significant assumptions or estimates used in developing our internal forecast, which is the basis for our guidance, are as follows:

Fiscal Year Ending January 31, 2012:
Comparable store revenue	Low single digit increase
Net income (1)	$2.0 million to $2.5 million
Net income per diluted share (1)	$0.22 to $0.27
Capital expenditures	$16,100,000
Stock repurchases	Up to $6,400,000
Weighted average diluted shares outstanding	9,300,000
New stores (2)	3
Average cost per new store (2)	$1,600,000
Relocated stores (2)	2
Average cost per relocated store (2)	$1,100,000
Remodeled stores (2)	3
Average cost per remodeled store (2)	$400,000
Stores to close	2

(1)	Compares to net income of $1.7 million, or $0.18 per diluted share, for fiscal 2010.

(2)	Total cost to open a new store, including inventory, net of payables. Total cost of remodeled / relocated stores includes incremental inventory, net of payables.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. As of March 21, 2011, we currently operate 145 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate a concept store, Sun Adventure Sports, in Amarillo, Texas.

We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2011	2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,149	$8,863
Merchandise inventories, net	146,636	148,149
Deferred income taxes	6,022	7,804
Prepaid expenses and other current assets	11,742	10,120

Total current assets	170,549	174,936

Rental assets, net	13,129	13,127
Property and equipment, net	41,588	47,695
Deferred income taxes	1,668	1,310
Intangible assets, net	391	391
Other assets	2,358	1,341

Total assets	$229,683	$238,800

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$60,555	$58,068
Accrued expenses and other current liabilities	26,124	28,128

Total current liabilities	86,679	86,196

Long-term debt, excluding current maturities	31,766	38,174
Other liabilities	6,512	6,272

Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,673	36,920
Retained earnings	88,589	86,884
Accumulated other comprehensive income	107	37
Treasury stock, at cost	(20,762)	(15,802)

Total shareholders’ equity	104,726	108,158

Total liabilities and shareholders’ equity	$229,683	$238,800

Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$138,863	$145,566	$440,038	$441,462
Rental revenue	21,415	22,047	80,216	81,374
Gift card breakage revenue	264	8,510	801	8,510

Total revenues	160,542	176,123	521,055	531,346
Merchandise cost of revenue	97,381	104,423	303,714	307,074
Rental cost of revenue	8,182	8,355	29,950	29,424

Total cost of revenues	105,563	112,778	333,664	336,498

Gross profit	54,979	63,345	187,391	194,848
Selling, general and administrative expenses	48,389	49,905	184,142	183,413
Pre-opening expenses	—	—	—	3

Operating income	6,590	13,440	3,249	11,432
Other income (expense):
Interest expense, net	(319)	(236)	(1,014)	(1,014)
Other, net	65	1,806	156	1,902

Income before income taxes	6,336	15,010	2,391	12,320
Income tax expense	2,488	5,947	686	5,387

Net income	$3,848	$9,063	$1,705	$6,933

Basic income per share	$0.44	$0.96	$0.19	$0.72

Diluted income per share	$0.43	$0.94	$0.18	$0.71

Weighted-average common shares outstanding:
Basic	8,787	9,470	9,036	9,610
Dilutive effect of stock awards	251	217	290	142

Diluted	9,038	9,687	9,326	9,752

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Fiscal year ended January 31,
	2011	2010
	(unaudited)
Cash flows from operating activities:
Net income	$1,705	$6,933
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	11,887	12,266
Purchases of rental assets	(25,628)	(20,864)
Property and equipment depreciation expense	17,273	18,957
Deferred income taxes	1,424	4,500
Loss on rental assets lost, stolen and defective	1,830	1,131
Loss on disposal or impairment of property and equipment, excluding rental assets	740	1,746
Non-cash stock-based compensation	749	354

Changes in operating assets and liabilities:
Merchandise inventories	13,422	9,610
Other current assets	(1,622)	557
Trade accounts payable	3,789	2,565
Accrued expenses and other current liabilities	(1,814)	(12,484)
Excess tax benefit from stock-based compensation	(190)	(2)
Other assets and liabilities, net	(108)	1,332

Net cash provided by operating activities	23,457	26,601

Cash flows from investing activities:
Purchases of property, equipment and improvements	(11,906)	(11,812)
Proceeds from insurance on casualty loss	—	547

Net cash used in investing activities	(11,906)	(11,265)

Cash flows from financing activities:
Net repayments under revolving credit facility	(6,408)	(6,333)
Purchase of treasury stock	(6,376)	(1,287)
Change in cash overdraft	(1,302)	(6,320)
Deferred financing costs paid	(599)	—
Proceeds from exercise of stock options	230	16
Excess tax benefit from stock-based compensation	190	2

Net cash used in financing activities	(14,265)	(13,922)

Net increase (decrease) in cash	(2,714)	1,414

Cash at beginning of period	8,863	7,449

Cash at end of period	$6,149	$8,863

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2011	2010
Merchandise inventories, net	$146,636	$148,149
Inventory turns, trailing 12 months (B)	1.95	1.97

Long-term debt	$31,766	$38,174
Long-term debt to total capitalization (C)	23.3%	26.1%

Book value (D)	$104,726	$108,158

Book value per share (E)	$11.23	$11.09

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2011	2010	2011	2010
Comparable-store revenues (F):
Total	-3.2%	2.2%	1.4%	-3.1%
Merchandise	-3.4%	3.5%	1.5%	-2.4%
Rental	-2.1%	-5.2%	1.0%	-6.7%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the fiscal year ended January 31, 2011 and 2010, respectively.

(F)
Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Fiscal Year Ended January 31,
	2011	2010
Net cash provided by operating activities	$23,457	$26,601
Purchase of property, equipment and improvements, net	(11,906)	(11,265)

Free cash flow	$11,551	$15,336

EBITDA and Adjusted EBITDA
EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, gain on casualty loss, stock-based compensation expense and store asset impairments. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended January 31,		Fiscal Year Ended January 31,
	2011	2010	2011	2010
Net income	$3,848	$9,063	$1,705	$6,933
Adjusted for
Interest expense, net	319	236	1,014	1,014
Income tax expense	2,488	5,947	686	5,387
Property and equipment depreciation expense	4,284	4,630	17,273	18,957

EBITDA	10,939	19,876	20,678	32,291

Gift card breakage revenue	(264)	(8,510)	(801)	(8,510)
Gain on casualty loss	—	(1,412)	—	(1,412)
Non-cash stock-based compensation	268	130	749	354
Store asset impairments	678	1,440	678	1,595

Adjusted EBITDA	$11,621	$11,524	$21,304	$24,318

Adjusted Operating Income (Loss)
Adjusted operating income (loss) is defined as operating income (loss) excluding gift card breakage revenue, stock based compensation expense and store asset impairments. The following table reconciles operating income (loss), a GAAP financial measure, to adjusted operating income (loss), a non-GAAP financial measure (in thousands):

	Three months ended January 31,		Fiscal year ended January 31,
	2011	2010	2011	2010
Operating income	$6,590	$13,440	$3,249	$11,432
Adjusted for
Gift card breakage revenue	(264)	(8,510)	(801)	(8,510)
Non-cash stock-based compensation	268	130	749	354
Store asset impairments	678	1,440	678	1,595

Adjusted operating income	$7,272	$6,500	$3,875	$4,871

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income (loss), operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income (loss) may not be comparable to similarly titled measures used by other companies.